Exhibit 99.2

 Drilling Commences on Hycarbex-American Energy, Inc. Al-Ali No. 1 in Pakistan

    WESTPORT, Conn.--(BUSINESS WIRE)--May 9, 2006--The American Energy Group, Ltd. (OTC.BB: AEGG) announced today that drilling has commenced on Hycarbex-American Energy, Inc.'s Al-Ali No. 1 well in the Republic of Pakistan Yasin Block (2768-7). The Al-Ali No. 1 Well is located 6 miles North by Northwest of Hycarbex's Haseeb No. 1 Well which Hycarbex successfully completed in 2005. The Al-Ali No. 1 Well will be drilled to an approximate depth of 1,700 meters (5,577 feet) with the primary target expected to be the Sui Main geologic formation. The drilling contractor is Oil & Gas Exploration Company Krakow Limited which commenced the drilling with its Skytop Brewster RP-600 Drilling/Workover Rig. The drilling contractor and equipment are identical to those utilized by Hycarbex in the drilling of its Haseeb No. 1 Well. Hycarbex's technical team views the Al-Ali No. 1 Well as a new exploratory well which will target a geologic structure with four way closure according to the team's analysis of seismic data collected in the area. The American Energy Group, Ltd. owns an 18% gross royalty in the Al-Ali No. 1 well.

    This news release contains forward-looking statements. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, or performance and underlying assumptions and other statements, including opinions of third parties regarding subsurface geologic conditions, which estimates, assumptions or opinions are unproven. These statements are subject to uncertainties and risks including, but not limited to, economic conditions, the impact of competition and pricing, actual operating conditions and results, and domestic and foreign government regulation and approvals. All such forward-looking statements, whether written or oral, and whether made by, or on behalf of the Company are expressly qualified by the cautionary statements and any other cautionary statements which accompany the forward-looking statements. In addition, the Company disclaims any obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

    CONTACT: American Energy Group, Ltd.
             Pierce Onthank, 203-222-7315
             mail@aegg.net